Exhibit 10(m)
Regent Communications, Inc.
Schedule of Director Compensation
     Each non-management director of Regent Communications, Inc. currently receives an annual cash retainer of $12,000, paid in equal quarterly installments, for his service as director, as well as reimbursement for reasonable out-of-pocket expenses incurred by him in connection with his duties as a director, including attending meetings of the Board and any committees thereof. The Chairman of the Board receives an additional annual cash retainer of $15,000 paid in equal quarterly installments for the additional services required of that position. The chair of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual cash retainer of $10,000, $5,000 and $5,000, respectively, for the additional services required of the Committee chair. Directors that serve on a committee receive $2,000 for each committee meeting that they attend in person and $1,000 for each committee meeting they attend via telephone. Directors who are employees of the Company receive no additional fees for serving as a director.
     Pending stockholder approval at the Company’s 2006 Annual Meeting of Stockholders, each non-management director may receive awards of stock options, stock appreciation rights, or restricted stock, under the 2006 Directors Equity Compensation Plan, as adopted January 25, 2006. The receipt and amount of such awards will be determined by the Compensation Committee of the Board of Directors.